Exhibit 10.12.2

VENTAS EXECUTIVE DEFERRED STOCK COMPENSATION PLAN

[YEAR] DEFERRAL ELECTION FORM

To the Corporate Secretary:

I.	DEFERRAL AMOUNT

Pursuant to Article 6 of the Ventas Executive Deferred Stock Compensation Plan (the “Plan”), I hereby elect to have (select one):

☐	percent ( %)
☐	$ dollars

of my (select one or both):

☐	base salary per pay period
☐	bonus

payable hereafter deferred and credited to a Stock Unit Account for me, net of any required FICA or other withholdings. I understand that I may revoke or modify this election only with respect to amounts payable on or after the first day of a subsequent calendar year and only by filing a new election form before the first day of such subsequent calendar year in accordance with Plan procedures.

II.	DIVIDEND CHOICE

I elect to have dividend equivalents with respect to Stock Units in my Stock Unit Account (select one):

☐	paid to me in cash as soon as practicable after dividends are paid on shares of Ventas, Inc.
☐	converted to additional Stock Units and distributed at the time and in the manner selected for my Stock Unit Account.

III.	PAYMENT OPTIONS

I direct that distribution of my Stock Unit Account be made after my Termination of Employment as follows (select one):

☐	a lump sum.
☐	a series of annual payments over years (10 or less, not to extend more than 10 years after my Termination of Employment).

I direct that distribution of my Stock Unit Account commence as soon as administratively feasible after (select one):

☐	my Termination of Employment occurs.
☐	January 1 of the calendar year immediately following my Termination of Employment.
☐	seven months following my Termination of Employment.
☐	. (select date)

Change in Control Accelerated Payment (select if desired):

☐	Notwithstanding my elections above, I direct that distribution of Stock Units in my Stock Unit Account be accelerated and occur in a lump sum upon a Change in Control (as defined in the 2000 Incentive Compensation Plan), provided such Change in Control also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code.

IV.	DESIGNATION OF BENEFICIARY

Pursuant to Article 9 of the Plan, I designate my beneficiary (or beneficiaries) as follows:

Name	Address	Percentage

I reserve the right to make new designations as provided in the Plan.

V.	ACKNOWLEDGEMENT

By signing this Deferral Election, I hereby acknowledge my understanding and acceptance of the following:

1.	Irrevocable Election. This election is irrevocable. I understand that I may not revoke or modify this election (except in such limited circumstances as the Compensation Committee may permit in accordance with law). I do not expect to be able to make any changes to the manner of timing of distributions set forth in this Deferral Election.

2.	Company Right to Terminate Election and Early Transfer. The Company reserves the right to terminate this Deferral Election at any time. In such case, Stock Units which are subject to the Deferral Election may be converted into Shares and such Shares may be transferred to me immediately. Notwithstanding any election made herein and without limitation on the preceding provisions, the Company reserves the right to transfer to me all of the Shares associated with the Stock Units subject to this Deferral Election at any time following the termination of my employment with the Company or any affiliate or following the termination of the Plan.

3.	Withholding. The Company and its affiliates shall have the right to deduct from all deferrals or payments hereunder, any federal, state, or local tax required by law to be withheld.

4.	Tax Code Section 409A Dealing with Deferred Compensation. I understand that this election shall be construed in accordance with the terms and provisions set forth in this Deferral Election, as well as the Plan and the requirements of Section 409A of the Code. To the extent Section 409A of the Code is applicable to any Stock Unit, it is intended that such Stock Unit complies with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision in this Deferral Election, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this election to help distributions qualify for exemption from or compliance with Section 409A of the Code; provided, however, that the Company makes no representation that Stock Units under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to comply with Section 409A of the Code or to preclude Section 409A of the Code from applying to any Stock Units. I understand that Section 409A of the Code is complex, that any additional taxes and other liabilities under Section 409A of the Code are my responsibility and that the Company encourages me to consult a tax advisor regarding the potential impact of Section 409A of the Code.

Capitalized terms used but not defined herein have the meanings specified in the Plan.

By signing this Deferral Election, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Deferral Election, as well as the Ventas Executive Deferred Stock Compensation Plan.

Dated: December     ,

Participant’s Signature

Print Participant’s Name

Copy received this      day of December,             .

Corporate Secretary